Exhibit 24.1

CONFIRMING STATEMENT


This statement confirms that the undersigned, Robert F. Birch, has authorized and designated
John J. Feeney, Jr., Jonathan C. Tyras, Seth Gelman and Waheed Olowa to execute and file on the undersigned behalf of all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned ownership of or transactions in securities of 40/86 Strategic Income Fund.(the "Trust"). The authority of John J. Feeney, Jr., Jonathan C. Tyras, Seth Gelman and Waheed Olowa under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned ownership of or transactions in securities of the Trust, unless earlier revoked in writing. The undersigned acknowledges that John J. Feeney, Jr., Jonathan C. Tyras, Seth Gelman and Waheed Olowa are not assuming, nor is the aforementioned Trust assuming, any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Date:	August 27, 2009


/s/ Robert F. Birch
___________________________

Robert F. Birch